Exhibit 99.1

United Parks & Resorts Inc. Reports Third Quarter and First Nine Months 2026 Results

ORLANDO, FL, November 5, 2026 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme parks and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2026.

Third Quarter 2026 Highlights

•
Attendance was 6.5 million guests, a decrease of approximately 0.3 million guests or 4.7% from the third quarter of 2025.
•
Total revenue was $506.5 million, a decrease of $5.4 million or 1.1% from the third quarter of 2025.
•
Net income was $80.0 million, a decrease of $9.4 million or 10.5% from the third quarter of 2025.
•
Adjusted EBITDA[1] was $205.1 million, a decrease of $11.1 million or 5.1% from the third quarter of 2025.
•
Total revenue per capita[2] increased 3.8% to $78.29 compared to the third quarter of 2025. Admission per capita[2] increased 3.4% to $40.90 while in-park per capita spending[2] increased 4.4% to a record $37.39 compared to the third quarter of 2025.

First Nine Months 2026 Highlights

•
Attendance was 15.7 million guests, a decrease of approximately 0.7 million guests or 4.1% from the first nine months of 2025.
•
Total revenue was $1,268.1 million, a decrease of $20.9 million or 1.6% from the first nine months of 2025.
•
Net income was $109.2 million, a decrease of $44.1 million or 28.8% from the first nine months of 2025.
•
Adjusted EBITDA[1] was $458.6 million, a decrease of $31.4 million or 6.4% from the first nine months of 2025.
•
Total revenue per capita[2] increased 2.6% to $80.54 from the first nine months of 2025. Admission per capita[2] increased 0.5% to $41.68, while in-park per capita spending[2] increased 4.8% to a record $38.86 from the first nine months of 2025.

Other Highlights

•
During the third quarter of 2026, the Company came to the aid of 237 animals in need in the wild. The total number of animals the Company has helped over its history is more than 43,000.

"We are pleased with the underlying performance of our business, despite significantly unfavorable weather, calendar impacts and international headwinds during the quarter," said Marc Swanson, CEO of United Parks & Resorts Inc. "Excluding the impact of these unusual headwinds, which amounted to approximately 325,000 visits, our attendance would have been up. Our attendance during the quarter was also impacted by a planned reduction in promotional admissions products which amounted to more than 100,000 visits. We delivered another quarter of growth in total revenue per capita, driven by continued strong in-park execution and improved admissions product pricing and management. We are continuing to make progress across many of our key initiatives and continue to have significant opportunity to improve execution."

"Underscoring the progress we are making, our total pass sales during the third quarter were up almost 8% and our total paid pass base was positive as of October 31st. What's even more encouraging, our 2027 specific pass product base is up over 15% as of October 31st. Despite continued brutal weather in October, our projected total revenue was up for the month and our separately ticketed Howl-O-Scream events saw meaningful year over year growth on non-impacted weather days," continued Swanson.

"Looking ahead to 2027 and beyond, we see a clear path to deliver significantly higher attendance, revenue, Adjusted EBITDA and free cash flow. In addition to the encouraging trends in our admissions and in park per caps, our pass sales and pass base, 2027 forward bookings revenue for Discovery Cove and for our group business are each currently running up double digit percentages versus prior year at the same time," said Swanson.

"As we enter this upcoming holiday season, we are about to launch another year of our popular holiday event lineup, which again will feature the popular rides, attractions, and immersive exhibits that guests have come to love, alongside new and improved elements across our parks. I want to thank our ambassadors for their dedication and hard work during our busy summer and Halloween seasons and their ongoing commitment to deliver another memorable holiday experience for our guests. While this year’s weather and international attendance-related headwinds have been challenging, we are encouraged by our recent results and trends and the significant opportunities we have ahead. We remain focused, well positioned and highly confident in our ability to significantly grow the business and deliver meaningful increases in value for shareholders," concluded Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

The Company has announced several of its upcoming new rides, attractions, events and upgrades for 2027. This includes the following:

•
SeaWorld Orlando is pushing the boundaries of family thrills once again with its new attraction: SEAQuest: Legends of the Deep. Guests will embark on a vibrant submersible adventure through dazzling undersea ecosystems, where they'll encounter extraordinary lifeforms, breathtaking environments, and inspiring stories of the sea. This groundbreaking attraction plunges explorers into an environment of awe and mystery, guided by the SeaWorld Adventure Team.
•
Busch Gardens Williamsburg announced an all-new attraction that will debut next year at the world’s most beautiful theme park. Return to Corkscrew Hill is North America’s first-of-its-kind motion theater ride, combining immersive storytelling with innovative technology. Located in the park’s Killarney village, “Return to Corkscrew Hill” continues the legend of Busch Gardens Williamsburg's beloved classic attraction, Corkscrew Hill, that enchanted guests from 2001 to 2009.
•
Busch Gardens Tampa Bay will be announcing their upcoming attraction at the IAAPA Conference in two weeks.

Third Quarter 2026 Results

In the third quarter of 2026, the Company hosted approximately 6.5 million guests, generated total revenues of $506.5 million, net income of $80.0 million and Adjusted EBITDA of $205.1 million. Attendance decreased approximately 320,000 guests when compared to the third quarter of 2025. The decrease in attendance was primarily attributable to unfavorable weather, calendar impacts and a decline in international visitation compared to the same quarter in the prior year. A planned decline in promotional admissions products compared to prior year also contributed to a decline in attendance during the quarter.

The decrease in total revenue of $5.4 million compared to the third quarter of 2025 was primarily a result of a decrease in attendance, partially offset by an increase in total revenue per capita. Admission per capita increased primarily due to increased realized pricing on certain admission products and the net impact of the admissions product mix when compared to the same prior year quarter. In-park per capita spending increased primarily due to higher penetration and the impact of pricing initiatives compared to the same prior year quarter. Adjusted EBITDA was negatively impacted by a decrease in total revenue and an increase in selling, general and administrative costs.

	For the Three Months Ended September 30,		Change
	2026	2025	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$506.5	$511.9	(1.1%)
Net income	$80.0	$89.3	(10.5%)
Net earnings per share, diluted	$1.74	$1.61	8.1%
Adjusted EBITDA	$205.1	$216.3	(5.1%)
Net cash provided by operating activities	$93.2	$94.8	(1.7%)
Attendance	6.47	6.79	(4.7%)
Total revenue per capita	$78.29	$75.39	3.8%
Admission per capita	$40.90	$39.57	3.4%
In-Park per capita spending	$37.39	$35.82	4.4%

First Nine Months 2026 Results

In the first nine months of 2026, the Company hosted approximately 15.7 million guests, generated total revenues of $1,268.1 million, net income of $109.2 million and Adjusted EBITDA of $458.6 million. Attendance decreased approximately 670,000 guests when compared to the first nine months of 2025. The decrease in attendance was primarily due to unfavorable weather and a decline in international visitation compared to the first nine months of 2025. A planned decline in promotional admissions products compared to prior year also contributed to a decline in attendance during the period.

The decrease in total revenue of $20.9 million compared to the first nine months of 2025 was primarily a result of a decrease in attendance, partially offset by an increase in total revenue per capita. Admission per capita increased primarily due to higher realized pricing and the net impact of the admissions product mix when compared to the first nine months of 2025. In-park per capita spending increased primarily due to the impact of pricing initiatives and penetration compared to the first nine months of 2025. Adjusted EBITDA was negatively impacted by a decrease in total revenue and an increase in operating and selling, general and administrative expenses.

	For the Nine Months Ended September 30,		Change
	2026	2025	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,268.1	$1,289.0	(1.6%)
Net income	$109.2	$153.3	(28.8%)
Net earnings per share, diluted	$2.29	$2.76	(17.0%)
Adjusted EBITDA	$458.6	$490.0	(6.4%)
Net cash provided by operating activities	$330.0	$301.7	9.4%
Attendance	15.74	16.41	(4.1%)
Total revenue per capita	$80.54	$78.53	2.6%
Admission per capita	$41.68	$41.46	0.5%
In-Park per capita spending	$38.86	$37.07	4.8%

Rescue Efforts

In the third quarter of 2026, the Company came to the aid of 237 animals in need in the wild. The total number of animals the Company has helped over its history is more than 43,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, November 5, 2026, at 9 a.m. Eastern Time to discuss its third quarter and first nine months of fiscal 2026 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 5, 2026, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 5, 2026, through 11:59 p.m. Eastern Time on November 12, 2026, by dialing (800) 770-2030 from anywhere in the U.S. or Canada, or (609) 800-9909 from international locations and entering the conference code 5841517.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans over 60 years, including coming to the aid of over 43,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond our control adversely affecting attendance and guest spending at our theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence our decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning our theme parks, the theme park industry and/or zoological facilities; a significant portion of our revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to our websites and/or information technology systems; cyber security risks to us or our third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; adverse litigation judgments or settlements; inability to grow our business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on our business and the economy in general; unionization activities and/or labor disputes; inability to protect our intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; inability to maintain certain commercial licenses; restrictions in our debt agreements limiting flexibility in operating our business; inability to retain our current credit ratings; our leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; tariffs or other trade restrictions; environmental regulations, expenditures and liabilities; suspension or termination of any of our business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; actions of activist stockholders; the policies of the U.S. President and their administration or any changes to tax laws; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

AnneMarie Iturrizaga
United Parks & Resorts Inc.
mediarelations@unitedparks.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2026	2025	$	%	2026	2025	$	%
Net revenues:
Admissions	$264,607	$268,650	$(4,043)	(1.5%)	$656,191	$680,505	$(24,314)	(3.6%)
Food, merchandise and other	241,848	243,201	(1,353)	(0.6%)	611,878	608,507	3,371	0.6%
Total revenues	506,455	511,851	(5,396)	(1.1%)	1,268,069	1,289,012	(20,943)	(1.6%)
Costs and expenses:
Cost of food, merchandise and other revenues	40,887	39,930	957	2.4%	100,599	100,062	537	0.5%
Operating expenses (exclusive of depreciation and amortization shown separately below)	210,332	214,394	(4,062)	(1.9%)	597,297	580,453	16,844	2.9%
Selling, general and administrative expenses	68,598	60,657	7,941	13.1%	183,257	169,196	14,061	8.3%
Severance and other separation costs(a)	204	490	(286)	(58.4%)	1,012	898	114	12.7%
Depreciation and amortization	45,801	44,702	1,099	2.5%	136,654	129,371	7,283	5.6%
Total costs and expenses	365,822	360,173	5,649	1.6%	1,018,819	979,980	38,839	4.0%
Operating income	140,633	151,678	(11,045)	(7.3%)	249,250	309,032	(59,782)	(19.3%)
Other (income) expenses, net	(486)	(179)	(307)	NM	(703)	14	(717)	NM
Interest expense	32,099	33,515	(1,416)	(4.2%)	96,228	101,573	(5,345)	(5.3%)
Income before income taxes	109,020	118,342	(9,322)	(7.9%)	153,725	207,445	(53,720)	(25.9%)
Provision for income taxes	29,046	29,017	29	0.1%	44,550	54,145	(9,595)	(17.7%)
Net income	$79,974	$89,325	$(9,351)	(10.5%)	$109,175	$153,300	$(44,125)	(28.8%)

Earnings per share
Earnings per share, basic	$1.76	$1.62			$2.32	$2.79
Earnings per share, diluted	$1.74	$1.61			$2.29	$2.76

Weighted average common shares outstanding:
Basic	45,389	55,032			47,159	55,014
Diluted (b)	45,969	55,473			47,676	55,448

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change		Last Twelve Months Ended September 30,
	2026	2025	$	%	2026	2025	$	%	2026
Net income	$79,974	$89,325	$(9,351)	(10.5%)	$109,175	$153,300	$(44,125)	(28.8%)	$124,228
Provision for income taxes	29,046	29,017	29	0.1%	44,550	54,145	(9,595)	(17.7%)	48,589
Interest expense	32,099	33,515	(1,416)	(4.2%)	96,228	101,573	(5,345)	(5.3%)	128,795
Depreciation and amortization	45,801	44,702	1,099	2.5%	136,654	129,371	7,283	5.6%	181,757
Equity-based compensation expense (c)	5,416	4,376	1,040	23.8%	15,761	12,752	3,009	23.6%	20,774
Loss on impairment or disposal of assets and certain non-cash expenses(d)	318	8,103	(7,785)	(96.1%)	13,772	21,311	(7,539)	(35.4%)	21,468
Business optimization, development and strategic initiative costs (e)	8,541	4,909	3,632	74.0%	25,399	9,218	16,181	175.5%	31,299
Certain investment costs and other taxes	50	1,645	(1,595)	(97.0%)	205	1,870	(1,665)	(89.0%)	261
Other adjusting items (f)	3,899	687	3,212	NM	16,823	6,444	10,379	161.1%	16,554
Adjusted EBITDA (g)	$205,144	$216,279	$(11,135)	(5.1%)	$458,567	$489,984	$(31,417)	(6.4%)	$573,725
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (h)									46,000
Other adjustments as defined in the Debt Agreements (i)									14,373
Covenant Adjusted EBITDA (j)									$634,098

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2026	2025	$	%	2026	2025	$	%
Net cash provided by operating activities	$93,205	$94,778	$(1,573)	(1.7%)	$330,007	$301,689	$28,318	9.4%
Capital expenditures	69,735	56,763	12,972	22.9%	207,918	167,227	40,691	24.3%
Free Cash Flow (k)	$23,470	$38,015	$(14,545)	(38.3%)	$122,089	$134,462	$(12,373)	(9.2%)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2026	As of December 31, 2025
Cash and cash equivalents	$26,278	$99,762
Total assets	$2,637,707	$2,616,274
Deferred revenue	$152,447	$143,325
Long-term debt, including current maturities:
Term B-3 Loans	$1,511,452	$1,523,019
Revolving Credit Facility	40,000	—
Senior Notes	725,000	725,000
Total long-term debt, including current maturities	$2,276,452	$2,248,019
Total stockholders' deficit	$(533,005)	$(435,806)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2026	2025	$	%
Capital Expenditures:
Core(l)	$175,324	$142,175	$33,149	23.3%
Expansion/ROI projects(m)	32,594	25,052	7,542	30.1%
Capital expenditures, total	$207,918	$167,227	$40,691	24.3%

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2026	2025	#	%	2026	2025	#	%
Attendance	6,469	6,789	(320)	(4.7%)	15,744	16,414	(670)	(4.1%)
Total revenue per capita (n)	$78.29	$75.39	$2.90	3.8%	$80.54	$78.53	$2.01	2.6%
Admission per capita (o)	$40.90	$39.57	$1.33	3.4%	$41.68	$41.46	$0.22	0.5%
In-Park per capita spending (p)	$37.39	$35.82	$1.57	4.4%	$38.86	$37.07	$1.79	4.8%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) During the three and nine months ended September 30, 2026, there were approximately 729 thousand and 801 thousand anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2025, there were approximately 730 thousand and 691 thousand anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(c) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(d) Reflects primarily non-cash self-insurance reserve adjustments of: (i) no adjustments and approximately $8.3 million, respectively, for the three and nine months ended September 30, 2026; (ii) approximately $6.2 million and $15.8 million, respectively, for the three and nine months ended September 30, 2025; and (iii) approximately $10.0 million for the twelve months ended September 30, 2026. Also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(e) For the three, nine, and twelve months ended September 30, 2026, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $7.6 million, $22.0 million, and $26.8 million, respectively, of other business optimization costs and strategic initiative costs and (ii) $0.7 million, $2.3 million, and $2.7 million, respectively, of third-party consulting costs. Reflects business optimization, development and other strategic initiative costs primarily related to: (i) $0.5 million and $0.9 million of third-party consulting costs for the three and nine months ended September 30, 2025, respectively, and (ii) $3.8 million and $7.3 million of other business optimization costs and strategic initiative costs for the three and nine months ended September 30, 2025, respectively.

(f) Reflects the impact of expenses, net of insurance recoveries and adjustments including legal settlements, incurred primarily related to certain matters, which we are permitted to exclude under the credit agreement governing our Senior Secured Credit Facilities due to the unusual nature of the items. Certain amounts relating to prior period results were reclassified to conform to current period presentation. These reclassifications have not changed the results of operations of the prior period.

(g)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(h) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(i) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(j) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (h) and (i) above.

(k) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(m) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(n) Calculated as total revenues divided by attendance.

(o) Calculated as admissions revenue divided by attendance.

(p) Calculated as food, merchandise and other revenue divided by attendance.